Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-203509) pertaining to the 2007 Omnibus Equity Compensation Plan of our report dated March 30, 2016, with respect to the consolidated financial statements of FlexShopper, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ EisnerAmper LLP

New York, NY

March 30, 2016